Exhibit 99.2

LightPath will Supply Fiber Beam Delivery Systems to Aerospace Leader

LightPath Technologies Signs 3 Year Assured Supply Agreement With Ball Aerospace & Technologies Corp.

(January 9, 2006) Orlando, FL. LightPath Technologies, Inc. (Nasdaq: LPTH - News), LightPath Technologies recently signed a three-year assured supply agreement with Ball Aerospace & Technologies Corp.( NYSE:BLL). Ball Aerospace is a global leader providing advanced imaging, communications, and information solutions to the government and commercial aerospace markets. The agreement gives Ball the assurance of supply for fiber delivery systems used in laser delivery applications. LightPath provides fiber delivery systems to a number of defense and aerospace applications requiring high reliability and the capability to handle many watts of energy. LightPath's patented Fusion(TM) products significantly reduce the power density levels normally associated with high power laser systems.

"LightPath is pleased to be selected by Ball Aerospace & Technologies Inc. They are a well recognized company with exceptional heritage in the aerospace field said Ken Brizel, CEO and President of LightPath. " The "Fusion" products provide such a unique capability to our customers and it is finding great acceptance in many extremely demanding applications".

LightPath manufactures optical products including precision molded aspheric optics, GRADIUM(R) glass products, proprietary collimator assemblies, laser components utilizing proprietary automation technology, optical assemblies and packing solutions. LightPath has a strong patent portfolio that has been granted or licensed to us in these fields. LightPath common stock trades on the Nasdaq SmallCap Market under the symbol "LPTH." Investors are encouraged to go to LightPath's website for additional financial information.

Contacts: Edward Patton, Vice President Marketing

LightPath Technologies, Inc. (407) 382-4003

Internet: www.lightpath.com

This news release includes statements that constitute forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. This information may involve risks and uncertainties that could cause actual results to differ materially from such forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, factors detailed by LightPath Technologies, Inc. in its public filings with the Securities and Exchange Commission. Except as required under the federal securities laws and the rules and regulations of the Securities and Exchange Commission, we do not have any intention or obligation to update publicly any forward-looking statements whether as a result of new information, future events or otherwise.